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         [LETTERHEAD OF SILVER, FREEDMAN & TAFF, L.L.P.]




                         January 15, 1998




Board of Directors
Northeast Indiana Bancorp, Inc.
648 North Jefferson Street
Huntington, Indiana 46750

Gentlemen:

     We have acted as counsel to Northeast Indiana Bancorp, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the Northeast Indiana Bancorp, Inc. Employees' Savings & Profit Sharing Plan and Trust (the "Plan") and related interests in the Plan.

     In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and related documents, the Company's Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we have deemed appropriate for the purpose of giving this opinion.

     Based upon the foregoing, it is our opinion that the shares of Common Stock and interests in the Plan covered by the Registration Statement will, when sold, be legally issued, fully paid and non-assessable.

     We hereby consent to the inclusion of our opinion as Exhibit 5 of this Registration Statement on Form S-8. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                              Very truly yours,


                              /s/ SILVER, FREEDMAN & TAFF, L.L.P.
                              SILVER, FREEDMAN & TAFF, L.L.P.